EXHIBIT 99.1

Richard Pimentel Joins Community West Bancshares and Community West Bank as Chief Financial Officer

GOLETA, Calif., Dec. 31, 2021 (GLOBE NEWSWIRE) -- Community West Bancshares (Community West or the Company), (NASDAQ: CWBC), parent company of Community West Bank (Bank), today announced the hiring of Richard Pimentel as Chief Financial Officer and Executive Vice President, succeeding Susan Thompson, who recently transitioned to SVP, Interim SEC Reporting Manager. Pimentel’s new position will become effective January 3, 2022.

“We are delighted to have Richard join our executive management team as Chief Financial Officer and Executive Vice President,” said Martin E. Plourd, Chief Executive Officer. “Richard brings over 20 years of financial leadership experience in community banking. As a member of the Bank’s executive team, Richard will be responsible for overseeing all finance, accounting and regulatory reporting for the organization. His banking expertise and his understanding of our clients and our business community will be an advantage as we continue to grow our Company.”

“We would like to thank Susan Thompson for her dedicated service as Chief Financial Officer since 2017, and her strong contributions to the Company over the last 20 years. We are pleased that she will continue to serve on the finance team,” added Plourd.

Mr. Pimentel is well-known in the Southern California market having most recently served as Chief Financial Officer of CalPrivate Bank, where he navigated the Bank through significant organic growth over two and a half years, from $850 million to $1.3 billion. Throughout his career, Mr. Pimentel served as a highly visible finance leader for community banks and brings a vast amount of experience in accounting and finance.

Mr. Pimentel graduated with a Bachelor of Science in Finance, Real Estate and Law from Cal Poly Pomona and is a graduate of the Pacific Coast Banking School.

Company Overview
Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, the largest publicly traded community bank serving California’s Central Coast area of Ventura, Santa Barbara and San Luis Obispo counties. Community West Bank has seven full-service California branch banking offices in Goleta, Santa Barbara, Santa Maria, Ventura, San Luis Obispo, Oxnard and Paso Robles. The principal business activities of the Company are Relationship Banking, Manufactured Housing lending and Government Guaranteed lending.

Industry Accolades
In September 2021, Community West was named to Piper Sandler’s Bank and Thrift Sm-All Stars – Class of 2021. This award recognized Community West as one of the top 35 best performing small capitalization institutions from a list of publicly traded banks and thrifts in the U.S. with market capitalizations less than $2.5 billion. In making their selections, Piper Sandler focused on growth, profitability, credit quality and capital strength.

In April 2021, Community West Bank was awarded a “Super Premier Performance” rating by The Findley Reports. For 52 years, The Findley Reports has been recognizing the financial performance of banking institutions in California and the Western United States. In making their selections, The Findley Reports focuses on growth, return on beginning equity, net operating income as a percentage of average assets, and loan losses as a percentage of gross loans. We are also rated 5star Superior by Bauer Financial.

Safe Harbor Disclosure
This release contains forward-looking statements that reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

Contact:
Martin E. Plourd, Chief Executive Officer
805.692.4382
www.communitywestbank.com

A photo accompanying this announcement is available at https://www.globenewswire.com/NewsRoom/AttachmentNg/05d1ed95-3680-41c4-a595-2bfb870be647